EX.h.3

[CWAM LETTERHEAD]

April 30, 2010

Wanger Advisors Trust

227 W. Monroe Street

Suite 3300

Chicago, Illinois 60606

Ladies and Gentlemen:

Columbia Wanger Asset Management, L.P. (“Columbia WAM”) hereby contractually undertakes as of the date hereof with respect to Wanger USA and Wanger International, each a series of Wanger Advisors Trust (the “Trust”), to waive fees such that :

(i) effective April 30, 2010 through April 30, 2012, the advisory fee payable by Wanger USA to Columbia WAM shall not exceed the annual rate of 0.85% of average daily net assets; and

(ii) effective April 30, 2010 through April 30, 2012, the advisory fee payable by Wanger International to Columbia WAM shall not exceed the annual rate of 0.83% of average daily net assets.

This undertaking shall be binding upon any successors and assignees of Columbia WAM.

Very truly yours,

Agreed and accepted by WANGER ADVISORS TRUST		COLUMBIA WANGER ASSET MANAGEMENT, L.P.

By:	/s/ Bruce H. Lauer	By:	/s/ Bruce H. Lauer
	Bruce H. Lauer, Vice President,		Bruce H. Lauer, Chief Operating Officer
Secretary and Treasurer